Exhibit 5.1

Faegre Baker Daniels LLP

600 East 96th  Street  Suite 600

Indianapolis  Indiana 46240-3789

Phone +1 317 569 9600

Fax +1 317 569 4800

January 15, 2015

Washington Prime Group Inc.

7315 Wisconsin Avenue

Bethesda, Maryland  20814

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Washington Prime Group Inc., an Indiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), registering the offer and sale of up to 2,252,683 shares (the “Plan Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable upon the settlement of certain outstanding equity awards of Glimcher Realty Trust (“GRT”) under the Glimcher Realty Trust 2012 Incentive Compensation Plan (the “GRT 2012 Plan”) and the Glimcher Realty Trust Amended and Restated 2004 Incentive Compensation Plan (together with the GRT 2012 Plan, the “Plans”), which Plans were assumed by the Company and which outstanding equity awards of GRT were converted into equity-based incentive awards in respect of the Company’s Common Stock, as contemplated by Section 3.12 of the Agreement and Plan of Merger dated as of September 16, 2014, by and among the Company, Washington Prime Group, L.P, WPG Subsidiary Holdings I, LLC, WPG Subsidiary Holdings II Inc., GRT and Glimcher Properties Limited Partnership (“GP LP”), pursuant to which, among other things, the Company acquired GRT and GRT became an indirect wholly owned subsidiary of the Company (the “Merger”).  The Registration Statement is also registering 105,383 shares of the Company’s Common Stock that will be issued to George A. Schmidt under the GRT 2012 Plan (together with the Plan Shares, the “Shares”), pursuant to a side letter between Mr. Schmidt, the Company, GRT and GP LP, dated as of October 27, 2014, which shares will be issued by the Company immediately following the Company’s assumption of the GRT 2012 Plan upon the closing of the Merger and the filing of  the Registration Statement.

For purposes of this opinion letter, we have examined the Plans, the Registration Statement, the Amended and Restated Articles of Incorporation, as currently in effect, and the Amended and Restated Bylaws, as currently in effect, of the Company, resolutions of the Company’s Board of Directors authorizing the Merger, the assumption of the Plans and the issuance of the Shares, and such other documents as we have considered necessary. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”).  In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete.  As to factual matters, we have relied on the certifications, statements or representations of the Company (including the Certificate) and have not independently verified the matters stated therein.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when the Registration Statement shall have become effective, the Shares have been issued in accordance with the Plans and, where applicable, the consideration for the Shares specified in the Plans has been received by the Company, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter is solely for the use of the Company in connection with the Registration Statement.  The opinions expressed are limited to the matters set forth herein, and no opinions should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very Truly Yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Janelle Blankenship
Janelle Blankenship, Partner